Exhibit 99
FOR IMMEDIATE RELEASE: May 12, 2009

CONTACT:
Kim Bell
Special Events/PR Manager
Stage Stores, Inc.
kimbell@stagestores.com
713.838.4231

STAGE STORES TO LAUNCH EXCLUSIVE BRAND BY
DESIGNER DAVID RODRIGUEZ

HOUSTON, TEXAS -- Stage Stores, Inc. (NYSE:SSI), announced today that acclaimed New York designer David Rodriguez has created an exclusive line of women’s fashions for the retailer. Beginning this month, customers will be able to find the latest looks from the runway in their own communities, giving them the opportunity to dress Fabulous for Less. The exclusive line will be carried in 100 of the retailer’s Palais Royal, Bealls and Stage stores.

“The inspiration for my designs comes from the feminine form,” says Rodriguez. “The details, fabrics, colors and prints all flatter feminine curves.”

The ‘D.R. by D. Rodriguez’ collection features classic sportswear with a modern edge. Quality fabrics, lush prints, rich colors and soft, feminine detailing are hallmarks of the line. Customers will enjoy designer quality and attention to detail at affordable prices.

“Our stores have offered outstanding values by trusted brands for years. But today, many of our customers feel the pressure to do more with less – less money, less time, less effort,” says Andrew Hall, President and Chief Executive Officer of Stage Stores.
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Stage Stores Announces Launch of
Exclusive David Rodriguez Line
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“Too many women feel they must sacrifice sophistication and quality for themselves in order to take care of the others in their lives. But our exclusive D.R. by D. Rodriguez collection gives our customer a chance to indulge her sense of style with designer fashions while staying within her budget.”

To celebrate the launch of the collection, Rodriguez will be making appearances at three Houston-area Palais Royal and three San Antonio-area Bealls locations in late June. In addition to an informal fashion show, style makeovers and goodie bags, one lucky customer at each appearance will receive a personal consultation with Rodriguez and a complete outfit from the exclusive line.

About David Rodriguez
Combining rare talent with discipline and drive, award-winning New York designer David Rodriguez has managed to emerge above the fray and establish himself as one of America’s rising young stars in the fashion world. His designs have appeared onscreen in “Friends”, “Sex and the City” and “The Devil Wears Prada”. He has become a favorite among celebrities including Oprah Winfrey, Eva Longoria Parker, Jessica Alba, Carrie Underwood and Mariah Carey.

About Stage Stores
Stage Stores, Inc. brings nationally-recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 747 stores located in 39 states. The Company operates its stores under the four names of Bealls, Palais Royal, Peebles and Stage. For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.
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